EXHIBIT 23.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Blue Holdings, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the registration of 2,500,000 shares of common stock of Blue Holdings Inc., of our report dated April 25, 2005, relating to the financial statements of Antik Denim, LLC as of December 31, 2004 and for the period September 13, 2004 (Inception) to December 31, 2004 which appears in the Company's report on Form 8K filed with the Securities and Exchange Commission on April 29, 2005.



/s/ Weinberg & Company, P.A.
----------------------------
WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
August 18, 2005